Exhibit 10.5

THE SECURITIES EVIDENCED HEREBY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

MOBIVITY HOLDINGS CORP.

Convertible Promissory Note

$[●] November [●], 2023

For value received, Mobivity Holdings Corp., a Nevada corporation (the “Company”), promises to pay to the order of [●] (the “Investor”), at such place as the Investor may from time to time in writing designate to the Company, the principal sum of $[●], together with all accrued but unpaid interest thereon as set forth below.

1. Loan Agreement. This Convertible Promissory Note (this “Note”) is one of several promissory notes (the “Notes”) issued by the Company pursuant to that certain Securities Purchase Agreement between the Company and the investors party thereto dated as of November [●], 2023 (the “Agreement”). All capitalized terms not otherwise defined herein having the meaning set forth in the Agreement. By acceptance of this Note, Investor expressly agrees, for the benefit of the present and future holders of such indebtedness, to be bound by the provisions of this Note and the Agreement.

2. Payment Terms; Maturity. Simple interest on the unpaid principal balance of this Note will accrue at the rate of 8.0% per annum. Accrual of interest will commence on the date of this Note, will continue until this Note is fully paid, and will be payable in a single installment at maturity as set forth below. The interest rate will be computed on the basis of the actual number of days elapsed in a 365-day year. If not sooner converted as provided below, the entire unpaid principal balance, together with all accrued but unpaid interest, will be due and payable in cash on November [●], 2026 (the “Maturity Date”). The Maturity Date of this Note and all of the other Notes may be extended by the holders of a majority of the then-outstanding principal amount of the Notes (the “Majority Investors”). All payments of interest and principal will be made in lawful money of the United States of America and will be made pro rata among all investors under the Agreement, without any deduction by way of set-off, counterclaim, or otherwise. All payments will be applied first to interest and thereafter to principal. All payments will be made to the Investor at its address set forth in the Agreement or at such other address as is provided in writing to the Company.

3. Ranking. This Note represents an unsecured obligation of the Company. It is subordinated in right of payment to the prior payment in full of any senior indebtedness. Notwithstanding the foregoing, this Note ranks equally with all other Notes with respect to right of payment and priority.

4. Repayment. All amounts due under this Note may be repaid or prepaid by the Company in whole or in part at any time without penalty or premium, at the option of the Company. However, the Company will give the Investor five days’ prior written notice of any such payment and, at the time of payment, the Company will pay all accrued but unpaid interest on the portion of the principal balance repaid. If the Company raises proceeds through an asset sale or other financing that, pro forma for the payback of this Note, would yield $2,000,000 of cash to the Company’s balance sheet, then the Majority Investors may declare the Notes immediately due and payable.

5. Conversion.

(a) Optional Conversion. At any time prior to the earliest of (i) the closing date of a Qualified Financing, and (ii) the closing date of a Corporate Transaction, all or part of the outstanding principal and/or accrued but unpaid interest under this Note may, upon the written election of the Investor, be converted into shares of the Company’s Common Stock at the Conversion Price. The written election of the Investor must specify the amount of outstanding and/or accrued but unpaid interest to be converted and the intended date of such conversion. At any time prior to the earliest of (i) the closing date of a Qualified Financing, and (ii) the closing date of a Corporate Transaction, the Majority Investors may provide written notice to the Company that all of the outstanding principal and/or accrued but unpaid interest under all of the Notes will be converted into shares of the Company’s Common Stock at the Conversion Price.

(b) Mandatory Conversion. On the closing date of a Qualified Financing, all of the outstanding principal and accrued but unpaid interest on such closing date will be automatically converted (the “Mandatory Conversion”) into shares of the Company’s Common Stock at the Conversion Price.

(c) Corporate Transaction Conversion. The Company shall notify the Investor at least 10 days prior to the closing of a Corporate Transaction involving the Company. Within five days of receipt of such notice, the Investor may elect either (i) a cash payment equal to the outstanding principal and accrued but unpaid interest under this Note or (ii) convert the Note into shares of the Company’s Common Stock at the Conversion Price pursuant to Section 5(a).

(d) No Fractional Shares. The number of shares and/or units of Company securities issuable pursuant to this Section 5 will be rounded down to the nearest whole share.

(e) Definitions. For purposes of this Note, the following terms shall have the meanings ascribed to them below:

“Common Stock” means the Company’s common stock, $0.001 par value.

“Conversion Price” shall be equal to the higher of: (i) $0.50 per share of Common Stock, or (ii) the VWAP.

“Corporate Transaction” means: (1) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets; (2) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction); or (3) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a “person” or “group” (within the meaning of Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company’s capital stock if, after such closing, such person or group would become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity). For the avoidance of doubt, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the foregoing, the sale of equity securities in a bona fide financing transaction will not be deemed a “Corporate Transaction.”

“VWAP” means, with respect to any date, the volume-weighted average price of the Common Stock quoted on the OTCQB ® Venture Market operated by OTC Markets Group Inc. over the thirty (30) Trading Days immediately preceding such date.

“Qualified Financing” means the first transaction or series of related transactions in which the Company (i) sells any of its equity securities, (ii) receives a cash infusion related to the negotiation of, or entering into, a strategic partnership, (iii) on or before the maturity of the Convertible Notes and (iv) with gross proceeds to the Company of at least $4,500,000. (excluding the amount attributable to the conversion of the Convertible Notes).

6. Actions on Conversion. At such time as this Note is converted into Company securities, the rights of the Investor under this Note will cease and such person will be treated for all purposes as the record holder of the equity securities issuable upon conversion. As promptly as practicable but no later than the applicable closing and/or conversion date, the Investor (a) will execute such purchase and other agreements executed by the other purchasers of the equity securities and (b) will surrender this Note to the Company at its principal office for cancellation. As promptly as practicable after receipt of the Note and the signature pages required by this Section 6, the Company may at its election either (i) issue a certificate or certificates representing the equity securities issuable upon conversion, or (ii) not issue any certificate representing the equity securities and instead document the Investor’s interest in the equity securities by recording the equity securities with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form.

7. Restriction on Transfer of the Note. Any sale or transfer of this Note must comply with the requirements contained in the Agreement.

8. Events of Default. Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note, including any accrued but unpaid interest, may be declared to be or shall become immediately due and payable as provided in the Agreement.

9. No Rights or Liabilities as Holder of Equity Interests. This Note does not of itself entitle the Investor to any voting rights or other rights as a holder of equity interests in the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Investor, shall cause the Investor to be a holder of equity interests in the Company for any purpose.

10. Amendments and Waivers. Any term of this Note may be amended, terminated or waived only with the written consent of the Company and the Majority Investors. Any amendment or waiver effected in accordance with this Section shall be binding upon each of the Notes and each of the Investors and each transferee of the Notes and the Company.

11. Waiver of Notice, Protest and Demand. The Company hereby waives presentment for payment, notice of nonpayment, protest, notice of protest, and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees to not require the Investor to first initiate any suit or exhaust its remedies against any other person or parties in order to enforce payment of this Note.

12. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

13. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Arizona, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer and to be dated as of the date first written above.

MOBIVITY HOLDINGS CORP.

By:
Will Sanchez
Chief Financial Officer